 Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors, and Stockholders

Great Southern Bancorp, Inc.

Springfield, Missouri

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 7, 2022, on our audits of the consolidated financial statements included in the Annual Report on Form 10-K of Great Southern Bancorp, Inc. as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021. We also consent to the incorporation by reference of our report dated March 7, 2022, on our audit of the internal control over financial reporting of Great Southern Bancorp, Inc. as of December 31, 2021, which is included in the Annual Report on Form 10-K.

/s/FORVIS, LLP (Formerly BKD, LLP)

Springfield, Missouri

June 17, 2022